Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510

FOR IMMEDIATE RELEASE		Jack Lascar/Sheila Stuewe
DRG&L / 713-529-6600
BASIC ENERGY SERVICES SIGNS LETTER OF INTENT TO
ACQUIRE MAVERICK COMPANIES
MIDLAND, Texas — June 2, 2011 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced the signing of a letter of intent to purchase the outstanding equity interests of the Maverick group of companies (“Maverick”) for $180 million subject to certain working capital adjustments. Maverick provides a full range of fracturing and stimulation services with a fleet of approximately 60,000 hydraulic horsepower and comprehensive coil tubing services, including seven coil tubing units, nitrogen and other related equipment. Maverick’s operating area includes the Rocky Mountain oil and gas market with major service facilities located in Fort Morgan and Grand Junction, Colorado and depots in Aztec, New Mexico, Trinidad, Colorado, Vernal, Utah and Bartlesville, Oklahoma.
The transaction is subject to completion of due diligence by Basic, regulatory approvals (including filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976), and the execution of a definitive purchase and sale agreement, and is expected to close in early July. Maverick’s operations will be incorporated into Basic’s completion and remedial services business segment.
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 4,800 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain and Appalachian regions.
Additional information on Basic Energy Services is available on the Company’s website at http://www.basicenergyservices.com.

Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, including the proposed acquisition, and (iii) changes in our expenses, including labor, fuel costs and financing costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2010 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
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